Exhibit 10.8


Dear Peter:

As discussed, effective November 15, 2004 (the "Effective Date"), you will assume the position of Executive Vice President Retail Development, reporting to Brian Piwek, President and Chief Operating Officer.

The Company recognizes that this change has given you Good Reason to terminate your employment pursuant to Paragraph 8(a) of the Employment Agreement between you and The Great Atlantic & Pacific Tea Company, Inc., made and entered into on October 2, 2002 (the "Agreement").

Whereas, in order to induce you not to terminate your employment within the 3 month period immediately following the Effective Date, and whereas, you would prefer not to terminate your employment, it is agreed that with respect to your reassignment on November 15, 2004, the 3-month period in the last sentence of Paragraph 8(a) of the Agreement shall be changed to a 9-month period.

Except as indicated above, the Agreement, its terms and conditions shall remain in full force and effect.

If the terms outlined above are acceptable, please sign below and return to me an original executed copy of this letter agreement. Upon execution of this letter agreement, the Agreement shall be deemed amended in accordance with Paragraph 28 thereof.

                             Sincerely,

                             The Great Atlantic & Pacific Tea Company, Inc.


                             By: /s/Allan Richards
                                 -------------------------------------
                                 Allan Richards




Agreed to and accepted this 10th day of November, 2004.


/s/Peter Jueptner
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Peter Jueptner